Exhibit 4.2

EXECUTION VERSION

AMENDED AND RESTATED REGISTRATION RIGHTS AND COORDINATION AGREEMENT

BY AND AMONG

WCG CLINICAL, INC.,

GREEN EQUITY INVESTORS VII, L.P.,

GREEN EQUITY INVESTORS SIDE VII, L.P.,

LGP ASSOCIATES VII-A LLC,

LGP ASSOCIATES VII-B LLC,

ARSENAL CAPITAL PARTNERS IV LP,

ARSENAL CAPITAL PARTNERS IV-B LP,

ARSENAL CAPITAL PARTNERS V LP,

ARSENAL CAPITAL PARTNERS V-B LP,

ACP WCG CO-INVEST 1-2020 LLC,

ACP WCG CO-INVEST 2-2020 LP,

ACP WCG CO-INVEST 3-2020 LP,

ACP WCG CO-INVEST 4-2020 LP,

NOVO HOLDINGS A/S.,

DEIN INVESTMENT PTE. LTD.

AND

THE OTHER PARTIES

LISTED ON SCHEDULE 1 TO THIS AGREEMENT

Dated as of [ 🌑 ], 2021

SCHEDULE 1 — Contributing Investors

EXHIBIT A — Joinder Agreement

i

AMENDED AND RESTATED REGISTRATION RIGHTS AND COORDINATION AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AND COORDINATION AGREEMENT (this “Agreement”), is dated as of                , 2021, by and among WCG Clinical, Inc., a Delaware corporation (formerly known as WCG Purchaser Holdings Corp., the “Company”), Green Equity Investors VII, L.P., a Delaware limited partnership (“GEI VII”), Green Equity Investors Side VII, L.P., a Delaware limited partnership (“GEI VII Side”), LGP Associates VII-A LLC, a Delaware limited liability company (“LGP Coinvest VII-A”), LGP Associates VII-B LLC, a Delaware limited liability company (“LGP Coinvest VII-B” and, together with GEI VII, GEI VII Side and LGP Coinvest VII-A, “LGP”), Arsenal Capital Partners IV LP, a Delaware limited partnership (“Arsenal Primary IV”), Arsenal Capital Partners IV-B LP, a Delaware limited partnership (“Arsenal Primary IV-B” together with Arsenal Primary IV, “Arsenal IV”), Arsenal Capital Partners V LP, a Delaware limited partnership (“Arsenal Primary V”), and Arsenal Capital Partners V-B LP, a Delaware limited partnership (“Arsenal Primary V-B” together with Arsenal Primary V, “Arsenal V”), ACP WCG Co-Invest 1-2020 LLC, a Delaware limited liability company (“ACP 1”), ACP WCG Co-Invest 2-2020 LP, a Delaware limited partnership (“ACP 2”), ACP WCG Co-Invest 3-2020 LP, a Delaware limited partnership (“ACP 3”), ACP WCG Co-Invest 4-2020 LP, a Delaware limited partnership (“ACP 4”, and together with ACP 3, ACP 2 and ACP 1, “Arsenal Co-Invest”, and together with Arsenal V and Arsenal IV, “Arsenal”), Novo Holdings A/S, a Danish private limited company (“Novo”), Dein Investment Pte. Ltd., a Singapore private limited company (“GIC” and, together with Arsenal and Novo, the “Minority Investors”), and the parties listed on Schedule 1 hereto as Contributing Investors (the “Contributing Investors”).

WHEREAS, in connection with that certain Stock Purchase Agreement, dated as of November 6, 2019, by and between WCG Purchaser Corp., a Delaware corporation (formerly known as Da Vinci Purchaser Corp., “WCG Purchaser Corp.”), and WCG Holdco IV LLC, a Delaware limited liability company, among other things, WCG Purchaser Corp. acquired all of the issued and outstanding equity interests of WCG Holdings IV Inc., a Delaware corporation, and WCG Market Intelligence & Insights Inc., a Delaware corporation (the “Transaction”);

WHEREAS, in connection with the Transaction, Da Vinci Purchaser Holdings LP, a Delaware limited partnership and the parent company of the Company (“Holdings”), LGP, the Minority Investors and the Contributing Investors previously entered into that certain Registration Rights and Coordination Agreement, dated as of January 8, 2020 (the “Original RRCA”);

WHEREAS, the Company is contemplating an offer and sale of its shares of common stock, par value $0.01 per share (the “Common Shares”), to the public in an underwritten initial public offering (the “Initial Public Offering”);

WHEREAS, in connection with the consummation of the Initial Public Offering, Holdings will be liquidated and the equity holders of Holdings will receive Common Shares of the Company (the “Distribution”); and

WHEREAS, LGP and the Minority Investors wish to amend and restate in its entirety the Original RRCA and replace it on the terms and conditions contained herein, with the Company to replace Holdings as party hereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties mutually agree as follows:

ARTICLE I.

DEFINITIONS; RULES OF CONSTRUCTION

SECTION 1.01. Definitions. The following terms, as used in this Agreement, have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“ACP 1” has the meaning set forth in the preamble to this Agreement.

“ACP 2” has the meaning set forth in the preamble to this Agreement.

“ACP 3” has the meaning set forth in the preamble to this Agreement.

“ACP 4” has the meaning set forth in the preamble to this Agreement.

“Advice” has the meaning set forth in Section 2.05.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. Notwithstanding the foregoing, “Affiliate” in respect of the Novo Partner shall not include the Novo Nordisk Foundation or Novo Nordisk A/S. For the purposes of this definition, “control” when used with respect to any Person means the power to direct or cause the direction of management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Arsenal” has the meaning set forth in the preamble to this Agreement.

“Arsenal Co-Invest” has the meaning set forth in the preamble to this Agreement.

“Arsenal IV” has the meaning set forth in the preamble to this Agreement.

“Arsenal Partners” means any of Arsenal Primary IV, Arsenal Primary IV-B, Arsenal Primary V, Arsenal Primary V-B, ACP 1, ACP 2, ACP 3 and ACP 4, in each case, along with any Permitted Transferee of such entity.

“Arsenal Primary IV” has the meaning set forth in the preamble to this Agreement.

“Arsenal Primary IV-B” has the meaning set forth in the preamble to this Agreement.

“Arsenal Primary V” has the meaning set forth in the preamble to this Agreement.

“Arsenal Primary V-B” has the meaning set forth in the preamble to this Agreement.

“Arsenal V” has the meaning set forth in the preamble to this Agreement.

“Blackout Period” has the meaning set forth in Section 2.10.

“Board of Directors” means the board of directors or equivalent governing body of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Shares” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Contributing Investors” has the meaning set forth in the preamble to this Agreement.

“Coordination Notice” has the meaning set forth in Section 3.02.

“Coordination Transfer” has the meaning set forth in Section 3.02.

“Covered Acquisition” has the meaning set forth in Section 3.03.

“Covered Sale” means any Sale of Registrable Shares other than a Sale: (a) pursuant to a Registration (other than any Non-Marketed Shelf Takedown); or (b) to a Permitted Transferee.

“Demand Holders” means: (i) any Holder that is an LGP Entity; (ii) any Holder that is an Arsenal Partner; (iii) any Holder that is a Novo Partner; and (iv) any Holder that is a GIC Partner, each of which owns one or more Registrable Share from time to time.

“Demand Registration” has the meaning set forth in Section 2.02(a).

“Effectiveness Date” means the date on which Holders are no longer subject to any lock-up in connection with the Company’s Initial Public Offering.

“Effectiveness Period” has the meaning set forth in Section 2.02(a).

“Eligible Recipients” means Persons providing services to the Company or its subsidiaries as employees, directors or members of any therapeutic area leadership team, advisory board or similar entity (whether as employees, directors or independent contractors), but excluding all other independent contractors and the Sponsors and their respective Affiliates and employees.

“Family Group” with respect to any Person who is an individual, means (i) such Person’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing persons (collectively, “relatives”), (ii) the trustee, fiduciary or personal representative of such Person with respect to any trust solely for the benefit of such Person or such Person’s relatives (and under the sole control of such Person or such Person’s relatives, except as necessary for estate planning purposes) or (iii) any limited partnership, limited liability company or corporation the governing instruments of which provide that such Person (or such Person’s relatives) shall have the sole and exclusive, nontransferable power to direct the management and policies of such entity and of which the sole owners of partnership interests, membership interests or any other equity interests are, and will (directly or indirectly) remain, limited to such Person and such Person’s relatives.

“Form S-1 Effective Time” has the meaning set forth in Section 4.13.

“GEI VII” has the meaning set forth in the preamble to this Agreement.

“GEI VII Side” has the meaning set forth in the preamble to this Agreement.

“GIC” has the meaning set forth in the preamble to this Agreement.

“GIC Partner” means GIC and any Permitted Transferee of the GIC Partner.

“Holder” means any holder from time to time of Common Shares that is either a party to this Agreement or has executed a Joinder Agreement to become a party to this Agreement.

“Holdings” has the meaning set forth in the recitals to this Agreement.

“Incidental Demand Holder” has the meaning set forth in Section 2.02(a).

“Initial Public Offering” has the meaning set forth in the recitals to this Agreement.

“Joinder Agreement” means a joinder agreement, a form of which is attached as Exhibit A to this Agreement.

“LGP” has the meaning set forth in the preamble to this Agreement.

“LGP Coinvest VII-A” has the meaning set forth in the preamble to this Agreement.

“LGP Coinvest VII-B” has the meaning set forth in the preamble to this Agreement.

“LGP Entities” means (i) any of GEI VII, GEI VII Side, LGP Coinvest VII-A and LGP Coinvest VII-B, (ii) any Affiliates of any of the LGP Entities so long as such LGP Entity remains an Affiliate thereof and (iii) any entity under common management with either GEI VII or GEI VII Side or any such entities’ partners or any fund managed by any of the foregoing.

“Lock-up Period” with respect to any Registration that involves an underwritten offering, means the period beginning ten (10) days prior to the effective date of the registration statement relating to such Registration and ending (i) one hundred and eighty (180) days after the effective date of such Registration (in the case of the Initial Public Offering), or (ii) ninety (90) days after the most recent effective date of such Registration (in the case of any offering other than the Initial Public Offering) (or in each case such shorter period as the managing underwriter for any underwritten offering may agree).

“Marketed Shelf Offering” has the meaning set forth in Section 2.01(b).

“Minority Investor Entities” means, with respect to any Minority Investor, (i) such Minority Investor, (ii) any Affiliates of such Minority Investor so long as such Minority Investor remains an Affiliate thereof and (iii) any entity under common management with such Minority Investor or any fund managed by any of the foregoing.

“Minority Investors” has the meaning set forth in the recitals to this Agreement.

“Non-Marketed Shelf Takedown” means any Sale of Registrable Shares pursuant to a Shelf Registration Statement that is not structured as a Marketed Shelf Offering.

“Notifying Holder” has the meaning set forth in Section 3.02.

“Novo” has the meaning set forth in the preamble to this Agreement.

“Novo Partner” means Novo, along with any Permitted Transferee of such entity.

“Original RRCA” has the meaning set forth in the recitals to this Agreement.

“Permitted Transferee” means (i) in the case of any LGP Entity, any other LGP Entity; (ii) in the case of any Minority Investor Entity of a Minority Investor, any other Minority Investor Entity of such Minority Investor; (iii) investors in any fund or other investment vehicle managed by any LGP Entities, the Minority Investor Entities or their respective Affiliates, upon the liquidation of such fund or investment vehicle as long as the general partner or entity managing such fund or investment vehicle retains a proxy over the voting and disposition of the Common Shares; (iv) in the case of any Holder that is not an individual, any Affiliate thereof so long as such Holder remains an Affiliate thereof; provided, that any such Affiliate shall Transfer such Common Shares to the Holder from whom the Common Shares were originally received or acquired within five (5) calendar days after ceasing to be such an Affiliate; (v) in the case of any Holder that is an individual, members of such Holder’s Family Group; and (vi) in the case of any LGP Entities, a Person to whom such Holder has pledged its Common Shares in connection with a pledge to such Person of all or substantially all of the assets of such Holder; provided, that, in the case of this clause (vi), such Person shall only be a Permitted Transferee with respect to such pledge and not with respect to any other Transfer. Notwithstanding anything to the contrary herein, no (a) portfolio company of LGP or any Minority Investor or Affiliate thereof, (b) no Person conducting business competitive with the business of the Company or (c) Person whose ownership of Common Shares would, by virtue of the identity or operations of such Person or such Person’s subsidiaries or otherwise, prevent or restrict the Company and its subsidiaries from engaging in their businesses (including, without limitation, the Company’s or any of its subsidiaries’ provision of institutional review board services), in each case of clauses (a)-(c), shall be a Permitted Transferee.

“Person” means any individual, a corporation, a partnership, limited liability entity, an association, a trust or any other entity or organization, including a government, or any political subdivision or an agency or instrumentality of a government.

“Piggyback Holder” has the meaning set forth in Section 2.01(a).

“Piggyback Registration” has the meaning set forth in Section 2.01(a).

“Piggyback Shelf Registration” has the meaning set forth in Section 2.01(b).

“Pro Rata Portion” means the aggregate number of Shares to be Transferred, multiplied by such Holder’s percentage ownership of Shares held by all Holders.

“Registrable Shares” means: (i) any and all Common Shares issued by the Company in connection with the Distribution; (ii) any other securities issued and issuable in connection with such Common Shares, whether by way of stock split, stock dividend, reclassification, subdivision or reorganization, recapitalization, distribution or similar event; and (iii) any other Common Shares owned or acquired after the date hereof by Persons that are the registered holders of securities described in clauses (i) or (ii) above. As to any particular Registrable Shares, such securities shall cease to constitute Registrable Shares when: (1) a registration statement with respect to the offering of such securities by the holder of such securities shall have been declared effective under the 1933 Act and such securities shall have been disposed of by such holder pursuant to such registration statement; (2) such securities have been sold to the public pursuant to a Rule 144 Transfer; (3) for securities held by a Holder who, together with other Holders who are Affiliates of such Holder, hold less than $50 million of securities in the aggregate (calculated using then applicable trading price of the securities on the principal securities exchange upon which such securities are listed), such securities are eligible to be sold by such Holder pursuant to a Rule 144 Transfer without any limitation on the amount of securities which may be sold pursuant to such rule; (4) such securities shall have been otherwise transferred to a Person (other than a Permitted Transferee) and subsequent disposition of such securities shall not require registration or qualification under the 1933 Act or any similar state law then in force and, if such securities are in certificated form, newly issued certificates for such securities that do not bear a legend restricting further transfer shall have been delivered by the Company or its transfer agent; or (5) such securities shall have ceased to be outstanding.

“Registration” means any Piggyback Registration, Shelf Registration or Demand Registration.

“Request Notice” has the meaning set forth in Section 2.02(a).

“Rule 10b5-1 Plans” means trading plans pursuant to Rule 10b5-1 under the 1934 Act.

“Rule 144 Exempt Contributing Investor” has the meaning set forth in Section 3.02.

“Rule 144 Transfer” means any Sale conducted in accordance with Rule 144 (or any similar provision then in force) of the 1933 Act.

“Sale” means a Transfer for value and the terms “Sell” and “Sold” shall have correlative meanings.

“Securityholder” with respect to any Company, means an owner of Common Shares.

“Shares” means: (i) all Common Shares that are not then subject to vesting (including shares that were at one time subject to vesting to the extent they have vested); (ii) all Common Shares issuable upon exercise, conversion or exchange of any option, warrant or convertible security; and (iii) all Common Shares directly or indirectly issued or issuable with respect to the securities referred to in clauses (i) or (ii) above by way of stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Shelf Registration Statement” has the meaning set forth in Section 2.01(b).

“Sponsors” means LGP, Arsenal, Novo and GIC.

“Transaction” has the meaning set forth in the recitals to this Agreement.

“Transfer” means any sale, pledge, assignment, gift, encumbrance, hypothecation or other transfer or disposition of any Shares to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

“Undesignated Registrable Shares” has the meaning set forth in Section 2.01(b).

“WKSI” means a “well-known seasoned issuer” as defined under Rule 405 under the 1933 Act.

ARTICLE II.

REGISTRATION RIGHTS

SECTION 2.01. Company Registration.

(a) Right to Piggyback on Offering of Common Shares. Subject to Section 2.01(c) and Section 2.04, if at any time the Company proposes to file a registration statement for the sale of any Common Shares under the 1933 Act in connection with a public offering of such Common Shares (other than (x) on Form S-4, Form S-8 or any similar successor forms or another form used for a purpose similar to the intended use for such forms or (y) a Shelf Registration Statement) (a “Piggyback Registration”), whether for its own account or for the account of one or more Securityholders of the Company, the Company shall at each such time promptly give each Holder written notice of such determination, but in any event no later than twenty (20) days prior to the anticipated effective date of such Piggyback Registration. Upon the written request of any Holder (a “Piggyback Holder”) given within five (5) Business Days after the delivery of any such notice by the Company, the Company shall use its commercially reasonable efforts to cause to be registered under the 1933 Act all of the Registrable Shares held by such Holder that the Holder has requested in writing to be registered. If no request for inclusion from a Holder is received within such five (5) Business Day period, such Holder shall have no further right to participate in such Piggyback Registration. No registration of Registrable Shares effected under this Section 2.01 shall relieve the Company of its obligation to effect any Demand Registration under Section 2.02. The registration rights contained in this Section 2.01 shall be deemed automatically assigned to any Permitted Transferee.

(b) Right to Piggyback on Shelf Registration. The Company shall prepare and file with the Commission a registration statement on Form S-3 as promptly as practicable following the Company becoming eligible to register securities on Form S-3 under the 1933 Act and shall use commercially reasonable efforts to ensure that there is an effective “shelf” registration statement containing a prospectus that remains current covering (and to qualify under required U.S. state securities laws, if any) the offer and sale of all Registrable Shares by the Holders on a continuous or delayed basis pursuant to Rule 415 under the 1933 Act (such shelf registration, a “Shelf Registration”, and such registration statement, a “Shelf Registration Statement”). Subject to Section 2.01(c) and Section 2.04, the Company shall give each Holder ten (10) Business Days’ notice prior to filing a Shelf Registration Statement. Upon the written request of any Holder given within five (5) Business Days after the delivery of any such notice by the Company, the Company shall include in such Shelf Registration Statement a number of Common Shares equal to the aggregate number of Registrable Shares requested in writing to be included (and to the extent permitted, without naming any requesting

Holder as a selling stockholder and including only a generic description of the Holder of such securities) (the “Undesignated Registrable Shares”). Upon receipt of any such request for inclusion from such Holder received within such five (5) Business Day period, the Company shall use commercially reasonable efforts to effect the registration in any registration statement described in this Section 2.01(b) of any Registrable Shares requested to be included on the terms set forth in this Agreement. If no request for inclusion from a Holder is received within such five (5) Business Day period, such Holder shall have no further right to participate in such Shelf Registration. Any Shelf Registration in which the Holders participate shall be called a “Piggyback Shelf Registration”. Prior to the filing of any Shelf Registration, any Holder shall have the right to withdraw its request for inclusion of its Registrable Shares in any registration statement pursuant to this Section 2.01(b) by giving written notice to the Company, which withdrawal shall be irrevocable and, following which withdrawal, such Holder shall no longer have any right to include Registrable Shares in such Piggyback Shelf Registration as to which such withdrawal was made. No registration of Registrable Shares effected under this Section 2.01(b) shall relieve the Company of its obligations to effect any Demand Registration under Section 2.02. If the Company or any Demand Holder wants to sell Registrable Shares pursuant to a Shelf Registration Statement, then such party shall provide each other Demand Holder and each Contributing Investor (and any of their respective Permitted Transferees): (x) five (5) Business Days’ notice in connection with any offering of Registrable Shares pursuant to a Shelf Registration Statement that includes a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and any underwriters (a “Marketed Shelf Offering”); or (y) three (3) Business Days’ notice in connection with any sale of Registrable Shares pursuant to a Non-Marketed Shelf Takedown. Upon the written request of any Demand Holder or Contributing Investors (and any of their respective Permitted Transferees), received by the Company or the applicable initiating Holder within three (3) Business Days of such notice in connection with a Marketed Shelf Offering, or forty-eight (48) hours of such notice (in connection with any Non-Marketed Shelf Takedown), the Company or the applicable initiating Holder shall include a number of Common Shares in such sale equal to the aggregate number of Registrable Shares requested in writing by such Demand Holder or Contributing Investors to be included.

(c) Delay or Abandonment of Registration or Offering. The Company shall have the right to delay, terminate or withdraw any Registration prior to the effectiveness of such Registration or the completion of such offering whether or not any Holder has elected to include Registrable Shares in such Registration. In the case of the delay, termination or withdrawal referred to in the immediately preceding sentence, all expenses incurred in connection with such Registration shall be borne entirely by the Company as set forth in Section 2.06. If, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such Registration, the Company (in the case of any Piggyback Registration or Shelf Registration) or the applicable Demand Holders (in the case of a Demand Registration), shall determine for any reason not to register or to delay registration of all such securities, the Company or the applicable Demand Holders, as applicable, may, at its or their election, give written notice of such determination to each Piggyback Holder or, in the case of any applicable Demand Holders, to the Company which will in turn give such written notice to each Piggyback Holder and (i) in the case of a determination to register none of such securities, the Company shall be relieved of its obligation to register any Registrable Shares in connection with such Registration (but not from any obligation of the Company to pay any registration expenses in connection with such Registration); and (ii) in the case of a determination to delay registering, the Company shall be permitted to delay registering any Registrable Shares for the same period as the delay in registering such other securities.

SECTION 2.02. Demand Registration Rights.

(a) Right to Demand. At any time and from time to time after the Effectiveness Date, subject to Section 2.02(b), any of the Demand Holders may make a written request pursuant to this Section 2.02(a) (which request will specify the aggregate number of Registrable Shares to be registered and will also specify, if then known, the intended methods of disposition with respect to such registration (a “Request Notice”)) to the Company for registration with the Commission under and in accordance with the provisions of the 1933 Act of all or part of the Registrable Shares then owned by the applicable Demand Holders (a “Demand Registration”). Upon receipt by the Company of a Request Notice to effect a Demand Registration the Company shall within ten (10) Business Days after the receipt of the Request Notice, notify each other Demand Holder and each Contributing Investor of such request and each such other Demand Holder and Contributing Investor shall have the option to include its Registrable Shares in such Demand Registration pursuant to this Section 2.02(a). Subject to Section 2.04, the Company will use commercially reasonable efforts to register all other Registrable Shares that the Company has been requested to register by such other Demand Holders and each Contributing Investor (each, an “Incidental Demand Holder”) pursuant to this Section 2.02 by written request given to the Company by such Incidental Demand Holders within ten (10) Business Days after the giving of such written notice by the Company to such other Demand Holders. The Company shall not be obligated to keep effective any registration statement in connection with any Demand Registration for more than (x) one hundred twenty (120) days or (y) such shorter period when all of the Registrable Shares covered by such registration statement have been sold pursuant such registration statement (the “Effectiveness Period”). Notwithstanding the foregoing, the Company shall not be obligated to effect more than one (1) Demand Registration in any ninety (90)-day period following an Effectiveness Period (or such longer period not to exceed one hundred eighty (180) days as requested by an underwriter pursuant to Section 2.09). Upon receipt of any Request Notice, the Company will deliver any notices required to be delivered by it pursuant to Section 2.01 and this Section 2.02(a) and the Company shall then, subject to Section 2.02(d) and Section 2.04, use its commercially reasonable efforts to effect the prompt registration under the 1933 Act of (i) the Registrable Shares which the Company has been so requested in writing to register by Demand Holders as contained in the Request Notice and (ii) all other Registrable Shares which the Company has been requested in writing to register by the Piggyback Holders and Incidental Demand Holders and Common Shares held by others, all to the extent required to permit the disposition of the Registrable Shares so to be registered in accordance with the intended method or methods of disposition of each seller of such Registrable Shares.

(b) Number of Demand Registrations. Subject to Section 2.02(f), (i) LGP shall have unlimited rights to effect a Demand Registration; (ii) Arsenal shall have the right to effect two (2) Demand Registrations; (iii) Novo shall have the right to effect two (2) Demand Registrations; and (iv) GIC shall have the right to effect two (2) Demand Registrations.

Notwithstanding the foregoing, at any time at which the Company is eligible to register Common Shares on Form S-3 (or any successor form), the Demand Holders shall have the right to require the Company to file a Shelf Registration Statement (or include such Demand Holder’s Common Shares in any Shelf Registration Statement that is maintained pursuant to Section 2.01(b)).

(c) Revocation. Holders of a majority in number of the Registrable Shares held by Demand Holders to be included in a registration statement pursuant to this Section 2.02, including LGP (if it is participating), may, at any time prior to the effective date of the registration statement relating to such Demand Registration, revoke such request by providing a written notice of such revocation to the Company, and the aborted registration shall not be deemed to be a Demand Registration for purposes of Section 2.02(b). For the avoidance of doubt, any revocation under this Section 2.02(c) shall not relieve the obligation of the Company to pay any registration expenses in connection with such Demand Registration.

(d) Effective Registration. A registration will not count as a Demand Registration: if (i) a Demand Holder, including LGP (if it is participating), determines in its good faith judgment to withdraw a registration following effectiveness due to a material adverse change in the Company or prevailing market terms; (ii) such Registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason and the Company fails to promptly have such stop order, injunction or other order or requirement removed, withdrawn or resolved to the applicable Demand Holders’ satisfaction; (iii) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to any such demand are not satisfied (other than as a result of a material default or breach of such underwriting agreement or purchase agreement by the relevant Demand Holders); (iv) such Demand Registration is fully withdrawn pursuant clause (a) of Section 2.10; or (v) unless the Demand Holder making the Demand Registration is able to register at least fifty percent (50%) of the Registrable Shares requested to be included in such Demand Registration.

(e) Assignability of Demand Registration Rights. The rights offered to a Demand Holder pursuant to this Section 2.02 are only assignable to a Permitted Transferee of such Demand Holder.

(f) Shelf Registration Statement Takedown. The Demand Holders shall have the right to demand an unlimited number of Demand Registrations in the form of a takedown of Registrable Shares.

SECTION 2.03. Selection of Underwriters. If any of the Registrable Shares covered by a Registration are to be sold in an underwritten offering, the Company will have the right to select the managing underwriter(s) to administer the offering. Notwithstanding the foregoing, LGP shall have the right to select any such managing underwriter(s) in connection with any Demand Registration in which it participates; provided, however, that if any Sponsor other than LGP holds a majority of the participating Registrable Shares in connection with any such Demand Registration, LGP shall consult with such Sponsor regarding the selection of any such managing underwriter(s).

SECTION 2.04. Priority on Registrations. If the managing underwriter or underwriters of a Registration advise the Company in writing that in its or their opinion the number of Registrable Shares proposed to be sold in such Registration exceeds the number which can be sold, or adversely affects the price at which the Registrable Shares are to be sold, in such offering, the Company will include in such Registration only the number of Registrable Shares which, in the opinion of such underwriter or underwriters, can be sold in such offering without such adverse effect. To the extent such Registration includes Registrable Shares of more than one Holder, the Registrable Shares so included in such Registration shall be apportioned on a pro rata basis among each other based on the total number of Registrable Shares held by such Holders or as they may otherwise agree in writing:

(a) in the case of a Piggyback Registration, allocations shall be made: first, to the Company; second, to the Piggyback Holders exercising piggyback registration rights pursuant to Section 2.01(a) and all other holders exercising piggyback registration rights that have been granted by the Company that are pari passu to the rights of the Piggyback Holders pursuant to Section 2.01(a), with any cutbacks applied on a pro rata basis among the Piggyback Holders and such other holders exercising piggyback registration rights, based on the total number of Registrable Shares held by such holders as compared to the total number of shares held by all participants in such Registration; and third, to all other holders exercising piggyback registration rights that have been granted by the Company that are subordinate to those of the Piggyback Holders pursuant to Section 2.01(a), with any cutbacks applied on a pro rata basis among each other or as they may otherwise agree in writing; and

(b) in the case of a Demand Registration or a Marketed Shelf Offering, allocations shall be made: first, to the Holders, with any cutbacks applied pro rata among the Holders based on the total number of Registrable Shares held by such Holders as compared to the total number of shares held by all participants in such Registration; second, to all other holders exercising piggyback registration rights granted by the Company (pursuant to this Agreement or otherwise), with any cutbacks applied on a pro rata basis among such other holders or as they may otherwise agree in writing; and third, to the Company.

SECTION 2.05. Registration Procedures. It shall be a condition precedent to the obligations of the Company and any underwriter or underwriters to take any action pursuant to this Article II that each Holder requesting inclusion in any Registration shall furnish to the Company such information regarding such Holder, the Registrable Shares held by it, the intended method of disposition of such Registrable Shares, and such agreements regarding indemnification, disposition of such securities and other matters referred to in this Article II as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company. With respect to any Registration which includes Registrable Shares held by a Holder, the Company will, subject to Sections 2.01 through 2.04 promptly:

(a) prepare and file with the Commission (or submit confidentially to the SEC) a registration statement on the appropriate form prescribed by the Commission and use its commercially reasonable efforts to cause such registration statement to become effective as soon as practicable after such filing. Notwithstanding the foregoing, the Company shall not be obligated to maintain such Registration effective for a period longer than the Effectiveness Period. In addition, before filing a registration statement or prospectus or any amendments or supplements to such registration statement or prospectus, the Company will furnish to the Holders covered by such registration statement and the underwriter or underwriters, if any, copies of or drafts of all such documents proposed to be filed, including documents incorporated by reference in the prospectus and, if required by such Holders, the exhibits incorporated by reference, at least five (5) Business Days prior to the filing of such registration statement. Each Holder will have the opportunity to object to any information pertaining to such Holder that is contained in the prospectus and the Company will make the corrections reasonably requested by such Holder with respect to such information prior to filing any registration statement or any amendment, prospectus or supplement with respect to such registration statement. The Company will not file any registration statement or any amendment, prospectus or any supplement to such registration statement to which Holders of a majority of the Registrable Shares covered by such registration statement or the underwriters, if any, shall reasonably object;

(b) prepare and file with the Commission such amendments and post-effective amendments to such registration statement and any documents required to be incorporated by reference to such registration statement as may be necessary to keep the registration statement effective for a period of not less than the Effectiveness Period (but not prior to the expiration of the time period referred to in Section 4(3) of the 1933 Act and Rule 174 of the 1933 Act, if applicable); cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the 1933 Act; and comply with the provisions of the 1933 Act applicable to it with respect to the disposition of all Registrable Shares covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the sellers of such Registrable Shares set forth in such registration statement or supplement to the prospectus;

(c) furnish to such Holder, without charge, such number of conformed copies of the registration statement and any post-effective amendment to such registration statement, as such Holder may reasonably request, and such number of copies of the prospectus (including each preliminary prospectus) and any amendments or supplements to such registration statement, and any documents incorporated by reference to such registration statement as the Holder or underwriter or underwriters, if any, may request in order to facilitate the disposition of the securities being sold by such Holder (it being understood that the Company consents in writing to the use of the prospectus and any amendment or supplement to such prospectus by the Holder covered by the registration statement and the underwriter or underwriters, if any, in connection with the offering and sale of the securities covered by the prospectus or any amendments or supplements to such prospectus);

(d) notify such Holder, at any time when a prospectus is required to be delivered under the 1933 Act, when the Company becomes aware of the happening of any event as a result of which the prospectus included in such registration statement (as then in effect) contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in such registration statement (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading and, as promptly as practicable after such notice, prepare and file with the Commission and furnish a supplement or amendment to such prospectus so that, as then-delivered to the investors of such securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in such prospectus, in light of the circumstances under which they were made, not misleading;

(e) in the case of an underwritten offering, enter into such customary agreements (including underwriting agreements in customary form) and make members of senior management of the Company available on a basis reasonably requested by the underwriters to participate in, “road show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Shares) and cause to be delivered to the underwriters reasonable opinions of counsel to the Company in customary form, covering such matters as are customarily covered by opinions for an underwritten public offering as the underwriters may reasonably request and addressed to the underwriters;

(f) make available, for inspection by any seller of Registrable Shares, any underwriter participating in any disposition pursuant to a registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, managers, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent that are necessary to be reviewed by such person in connection with the preparation of such registration statement;

(g) if requested, cause to be delivered, immediately prior to the effectiveness of the registration statement (and, in the case of an underwritten offering, at the time of delivery of any Registrable Shares sold pursuant to such underwritten offering), “cold comfort” letters from the Company’s independent certified public accountants addressed to each selling Holder (unless such selling Holder does not provide to such accountants the appropriate representation letter required by rules governing the accounting profession) and each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the 1933 Act and the applicable rules and regulations adopted by the Commission under the 1933 Act, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent certified public accountants delivered in connection with primary or secondary underwritten public offerings, as the case may be;

(h) provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of the registration statement;

(i) use its commercially reasonable efforts to cause all securities included in such registration statement to be listed, by the date of the first sale of securities pursuant to such registration statement, on any national securities exchange, quotation system or other market on which the Common Shares are then listed or proposed to be listed by the Company, if any;

(j) make generally available to its security holders an earnings statement, which need not be audited, satisfying the provisions of Section 11(a) of the 1933 Act as soon as reasonably practicable after the end of the twelve (12)-month period beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the registration statement, which statement shall cover said twelve (12)-month period;

(k) after the filing of a registration statement, (i) promptly notify each Holder covered by such registration statement of any stop order issued or, to the Company’s knowledge, threatened by the Commission and of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the applicable securities or blue sky laws of any jurisdiction and (ii) take all reasonable actions to obtain the withdrawal of any order suspending the effectiveness of the registration statement or the qualification of any Registrable Shares at the earliest possible moment;

(l) subject to the time limitations specified in paragraph (b) above, if requested by the managing underwriter or underwriters or such Holder, promptly incorporate in a prospectus supplement or post-effective amendment such information or language for insertion therein as the managing underwriter or underwriters or the Holder reasonably requests to be included in such prospectus supplement or post-effective amendment, including, without limitation, with respect to the number of shares being sold by the Holder to such underwriter or underwriters, the purchase price being paid by such underwriter or underwriters and with respect to any term of the underwritten offering of the securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(m) as promptly as practicable after filing with the Commission of any document which is incorporated by reference into a registration statement, deliver a copy of such document to such Holder, without charge;

(n) on or prior to the date on which the registration statement is declared effective, use its commercially reasonable efforts to register or qualify, and cooperate with such Holder, the underwriter or underwriters, if any, and their counsel in connection with the registration or qualification of, the securities covered by the registration statement for offer and sale under the securities or blue sky laws of each state and other jurisdiction of the United States as the Holder or managing underwriter or underwriters, if any, requests in writing, to use its commercially reasonable efforts to keep each such Registration or qualification effective, including through new filings, or amendments or renewals, during the Effectiveness Period do any and all other acts or things necessary or advisable to enable the disposition in all such jurisdictions of the Registrable Shares covered by the applicable registration statement. Notwithstanding the foregoing, the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(o) cooperate with such Holder and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, may request;

(p) if requested by any managing underwriter, include in any prospectus or prospectus supplement updated financial or business information for the Company’s most recent period or current quarterly period (including estimated results or ranges of results) if required for purposes of marketing the offering in the view of the managing underwriter;

(q) use its commercially reasonable efforts to cause the securities covered by the registration statement to be registered with or approved by such other governmental agencies, authorities or self-regulatory bodies within the United States as may be necessary to enable the seller or sellers in connection with such registration statement or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Shares; and

(r) to the extent the Company is a WKSI at the time any Request Notice is submitted to the Company pursuant to Section 2.02, which requests that the Company file an automatic shelf registration statement (as defined in Rule 405 under the 1933 Act) (an “automatic shelf registration statement”) on a Shelf Registration Statement, the Company shall file an automatic shelf registration statement that covers those Registrable Shares which are requested to be registered. If the Company does not pay the filing fee covering Registrable Shares at the time the automatic shelf registration statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Shares are to be sold.

The Holders, upon receipt of any notice from the Company of the happening of any event of the kind described in subsection (d) of this Section 2.05, will forthwith discontinue disposition of the securities until the Holders’ receipt of the copies of the supplemented or amended prospectus contemplated by subsection (d) of this Section 2.05 or until it is advised in writing (the “Advice”) by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, each Holder will, or will request the managing underwriter or underwriters, if any, to, deliver, to the Company (at the Company’s sole expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the time periods mentioned in subsections (a), (b) and (n) of this Section 2.05 shall be extended by the number of days during the period from and including any date of the giving of such notice to and including the date when each seller of securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by subsection (d) of this Section 2.05 or the Advice.

SECTION 2.06. Registration Expenses.

(a) In the case of any Registration, the Company shall bear all expenses incident to the Company’s performance of or compliance with this Agreement, including, without limitation, all Commission and stock exchange or Financial Industry Regulatory Authority registration and filing fees and expenses, fees and expenses of compliance with securities or blue sky laws (including, without limitation, reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Shares), rating agency fees, printing expenses, messenger, telephone and delivery expenses, fees and disbursements of counsel for the Company and all independent certified public accountants and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities (but not including any underwriting discounts or commissions, or transfer taxes, if any, attributable to the sale of Registrable Shares by a Holder or fees and expenses of the counsel representing all Holders selling Registrable Shares under such Registration as set forth in Section 2.06(b) below).

(b) In connection with each Registration initiated under this Agreement (whether a Demand Registration, a Shelf Registration or a Piggyback Registration), the Company shall reimburse the Holders covered by such Registration or sale for the reasonable fees and disbursements of one primary law firm or such local or specialist law firms as may be reasonably necessary in connection with such Registration and any related offering (which shall represent all Holders in connection with such Registration or sale) chosen by (x) if any Sponsors are participating in such Demand Registration or a Piggyback Registration, such Sponsors (acting jointly) or (y) if no Sponsor is participating in such Registration, the holders of a majority of the number of Registrable Shares included in such Registration.

(c) The obligation of the Company to bear the expenses described in Section 2.06(b) and to reimburse the Holders for the expenses described in Section 2.06(b) shall apply irrespective of whether a registration, once properly demanded, if applicable, becomes effective, is withdrawn or suspended or revoked, or is converted to another form of registration and irrespective of when any of the foregoing shall occur.

SECTION 2.07. Indemnification.

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder, its officers, directors, Affiliates and agents and each Person who controls (within the meaning of the 1933 Act or the 1934 Act) the Holder, including, without limitation any general partner or manager of any Holder, against all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and disbursements) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus, or any amendment or supplement to such registration statement, in which such Holder participates in an offering of Registrable Shares or in any document incorporated by reference to such offering or any omission or alleged omission to state in such offering a material fact required to be stated in such offering or necessary to make the statements in such offering (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading, except insofar as the same are made in reliance on and in conformity with any information with respect to such Holder furnished in writing to the Company by such Holder expressly for use in such offering. Notwithstanding the foregoing, no indemnity agreement with respect to any preliminary prospectus shall inure to the benefit of any Holder from whom the Person asserting such loss, claim, damage or liability purchased the securities if it is determined that such loss, claim, damage or liability was caused by such Holder’s failure to deliver to such Holder’s immediate purchaser a current copy of the prospectus (if the current copy of the prospectus was required by applicable law to be so delivered) after the Company has furnished such Holder with a sufficient number of copies of such prospectus. The Company will also indemnify underwriters (as such term is defined in the 1933 Act), their officers and directors and each Person who controls such underwriters (within the meaning of the 1933 Act) to the same extent as provided above with respect to the indemnification of the Holders.

(b) Indemnification by the Holders. In connection with any registration statement in which a Holder is participating, each such Holder will furnish to the Company in writing such information and affidavits with respect to such Holder as the Company reasonably requests for use in connection with any registration statement or prospectus covering the Registrable Shares of such Holder and to the extent permitted by law agrees to indemnify and hold harmless the Company, its directors, officers and agents and each Person who controls (within the meaning of the 1933 Act or the 1934 Act) the Company and any other Holder, against any losses, claims, damages, liabilities and expenses arising out of or based upon any untrue statement of a material fact or any omission to state a material fact required to be stated in such registration statement or necessary to make the statements in the registration statement or prospectus or preliminary prospectus (in the case of the prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is made in reliance on and in conformity with the written information or signed affidavit with respect to such Holder so furnished in writing by such Holder expressly for use in the registration statement or prospectus. The obligation to indemnify pursuant to this Section 2.07(b) shall be several, not joint and several, among such Holders and the liability of each such Holder shall be in proportion to and limited to the net amount received by such Holder from the sale of Registrable Shares pursuant to a registration statement in accordance with the terms of this Agreement. The Company and the Holders acknowledge and agree that, unless otherwise expressly agreed to in writing by such Holders, the only information furnished or to be furnished to the Company for use in any registration statement or prospectus relating to the Registrable Shares or in any amendment, supplement or preliminary materials associated with any registration statement are statements specifically relating to (i) transactions or the relationship between such Holder and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand; (ii) the beneficial ownership of Registrable Shares by such Holder and its Affiliates; (iii) the name and address of such Holder; and (iv) any additional information about such Holder or the plan of distribution (other than for an underwritten offering) required by law or regulation to be disclosed in any such document.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification under this Agreement will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. The failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability under this Agreement with respect to the action, except to the extent that such indemnifying party is materially prejudiced by the failure to give such notice. In addition, no such failure shall relieve the indemnifying party from any other liability which it may have to any other party. No indemnifying party in the defense of any such claim or litigation, shall, except with the written consent of such indemnified party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement unless such judgment or settlement includes as an unconditional term the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or may conflict with those available to any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels, so long as such number of additional counsel is reasonably acceptable to the indemnifying party.

(d) Contribution. If for any reason the indemnification provided for in the preceding paragraphs (a) and (b) of this Section 2.07 is unavailable to an indemnified party as contemplated by the preceding paragraphs (a) and (b) of this Section 2.07, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. In no event shall the liability of any selling Holder be greater in amount than the amount of net proceeds received by such Holder upon such sale or the amount for which such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided in paragraph (b) of this Section 2.07 had been available.

SECTION 2.08. 1934 Act Reports. The Company agrees that, so long as it remains subject to the reporting requirements of the 1934 Act, it will use its commercially reasonable efforts to file in a timely manner all reports required to be filed by it pursuant to the 1934 Act to the extent the Company is required to file such reports. Notwithstanding the foregoing, the Company may deregister any class of its equity securities under Section 12 of the 1934 Act or suspend its duty to file reports with respect to any class of its securities pursuant to Section 15(d) of the 1934 Act if it is then permitted to do so pursuant to the 1934 Act and rules and regulations under the 1934 Act.

SECTION 2.09. Lock-Up Agreements.

(a) Whenever the Company proposes to register any of its equity securities under the 1933 Act for its own account (other than on Form S-4, S-8, S-3 or any similar successor form or another form used for a purpose similar to the intended use of such forms) in an underwritten offering or is required to use its commercially reasonable efforts to effect the registration of any Registrable Shares under the 1933 Act pursuant to a request by or on behalf of a Demand Holder pursuant to Section 2.02 in connection with an underwritten offering, each Holder of Registrable Shares has agreed by acquisition of its Registrable Shares not to effect any sale or distribution, including any sale pursuant to Rule 144 under the 1933 Act, or to request registration under Section 2.02 of any Registrable Shares during the Lock-Up Period, except as part of such Registration or unless in the case of a private sale or distribution, the transferee agrees in writing to be subject to this Section 2.09. Notwithstanding the foregoing, exceptions may exist for small non-employee Holders in accordance with customary underwriting practices, as determined by the managing underwriter of the related offering. In addition, the obligations under this Section 2.09(a) shall not apply to any sales made by a Contributing Investor pursuant to Rule 10b5-1 Plans in effect prior to such Lock-Up Period, subject to customary exceptions as requested by the underwriters. If requested for by such managing underwriter, each Holder of Registrable Shares will agree to execute a lock-up agreement in customary form, consistent with the terms of this Section 2.09(a). Each of the Company and each Holder agrees that it shall not release or waive any Holder’s obligations pursuant to this Section 2.09 or pursuant to a lock-up agreement (other than small non-employee Holders in accordance with customary underwriting practices) unless comparable waivers or releases are granted to the other Holders.

(b) The Company agrees not to effect any sale or distribution of any of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities within the Lock-up Period (except as part of such underwritten registration or pursuant to registrations on Form S-8, S-4 or S-3 or any successor forms), except that such restriction shall not prohibit after the effective date of the registration statement (i) grants of employee stock (or membership interest) options or other issuances of capital stock (or membership interests) pursuant to the terms of a Company employee benefit plan approved by the Board of Directors, issuances by the Company of capital stock (or membership interests) pursuant to the exercise of such options or the exercise of any other employee stock (or membership interest) options outstanding on the date of this Agreement or subject to any stock option (or membership interest) plan, (ii) the Company from issuing shares of capital stock in private placements pursuant to Section 4(a)(2) of the 1933 Act or in connection with a strategic alliance, or (iii) the Company from publicly announcing its intention to issue, or actually issuing, shares of capital stock to shareholders of another entity as consideration for the Company’s acquisition of, or merger with, such entity. In addition, upon the request of the managing underwriter, the Company shall use its commercially reasonable efforts to cause each holder of its equity securities or any securities convertible into or exchangeable or exercisable for any of such securities whether outstanding on the date of this Agreement or issued at any time after the date of this Agreement (other than any such securities acquired in a public offering), to agree not to effect any such public sale or distribution of such securities during such period, except as part of any such Registration if permitted, and to cause each such holder to enter into a similar agreement to such effect with the Company.

SECTION 2.10. Blackout Periods. Any registration statement may be suspended or a filing delayed by the Company if it determines in good faith, that the filing or maintenance of a registration statement would, if not so deferred, materially and adversely affect a then proposed or pending significant business transaction, financial project, acquisition, merger or corporate reorganization. Notwithstanding the foregoing: (a) any Demand Holder may withdraw all or a portion of its Demand Registration without it counting as a Demand Registration; (b) the Company may not delay the filing or effectiveness of, or suspend, any registration statement in excess of ninety (90) days in any calendar year (a “Blackout Period”); and (c) such registration statement shall remain effective subsequent to the cessation of such Blackout Period for a number of days equal to the Blackout Period.

SECTION 2.11. Participation in Registrations. No Holder may participate in any Registration under this Agreement which is underwritten unless such Holder (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by the persons entitled under this Agreement to approve such arrangements consistent with the terms of this Agreement, and (b) completes and executes all questionnaires, powers of attorney, underwriting agreements, lock-up agreements and other documents customarily required under the terms of such underwriting arrangements and provides such written information concerning itself as may be required for registration, including for inclusion in any registration statement.

SECTION 2.12. Other Registration Rights. The Company represents that, as of the date of this Agreement, it has not granted to any Person the right to request or require the Company to register any equity securities issued by the Company, other than as set forth in this Agreement. The Company will not grant any Person any registration rights with respect to the capital stock of the Company that are prior in right or in conflict or inconsistent with the rights of the Holders as set forth in this Article II in any material respect (it being understood that this shall not preclude the grant of additional demand and piggyback registration rights in and of themselves).

SECTION 2.13. Cooperation. Each Holder agrees to take any and all actions required to be taken under this Agreement to ensure the performance by it of its obligations pursuant to this Agreement.

ARTICLE III.

RULE 144; COVERED SALES; NOTICE OF ACQUISITIONS

SECTION 3.01. Rule 144. After the Initial Public Offering, the Company shall file any reports required to be filed by it under the 1933 Act and the 1934 Act and the rules and regulations adopted by the Commission under the 1933 Act and the 1934 Act, and it will take such further action as any Holder may reasonably request to make available adequate current public information with respect to the Company meeting the current public information requirements of Rule 144(c) under the 1933 Act, to the extent required to enable such Holder to sell Registrable Shares without registration under the 1933 Act pursuant to the exemptions provided by (i) Rule 144 under the 1933 Act, as such Rule may be amended from time to time; or (ii) any similar rule or regulation adopted by the Commission after the date of this Agreement. Notwithstanding the foregoing, nothing in this Section 3.01 shall be deemed to require the Company to register any of its securities pursuant to the 1934 Act. Subject to the foregoing, the Company shall, at its expense, cooperate with such Holder to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be so sold within such exemption from registration, and enable such securities to be in such denominations as the selling Holders may request.

SECTION 3.02. Coordination of Covered Sales. Until the second (2nd) anniversary of the Initial Public Offering, the Demand Holders and the Contributing Investors will use commercially reasonable efforts to coordinate any Covered Sales (any such Transfer, a “Coordination Transfer”) of Registrable Shares held by them in accordance with this Section 3.02. Prior to any such Coordination Transfer, any Demand Holder or Contributing Investor (the “Notifying Holder”) shall provide the other Demand Holders and Contributing Investors with at least three (3) Business Days’ prior written notice (a “Coordination Notice”) of the Notifying Holder’s intention to Transfer Registrable Shares held by it in a Covered Sale. Notwithstanding the foregoing, in the event of a Non-Marketed Shelf Takedown, a Coordination Notice shall be provided forty-eight (48) hours prior to the Coordination Transfer. Subject to the foregoing provisions of this Section 3.02, each Demand Holder and Contributing Investor receiving a Coordination Notice shall be entitled to effect a Coordination Transfer of the number of Registrable Shares held by it equal to such Holder’s Pro Rata Portion of the Registrable Shares to be Transferred in such Coordination Transfer. Each Coordination Notice shall specify: (i) the earliest time at which such Notifying Holder intends to commence a Covered Sale pursuant to this Section 3.02; and (ii) to the extent the Covered Sale is a Rule 144 Transfer, (A) whether such a Sale will commence a new measurement period for purposes of the Rule 144 group volume limit or is part of a continuing measurement period previously commenced by another Coordination Notice related to a Rule 144 Transfer; and (B) the volume limit for each Demand Holder and Contributing Investor for that measurement period, determined as of the commencement of such measurement period. In the event that any Demand Holder or Contributing Investor agrees to forego its full Pro Rata Portion of any Covered Sale by written notice to the Notifying Holder, the remainder shall be reallocated to the other Demand Holders and Contributing Investors in like manner. The obligations with respect to Covered Sales set forth in this Section 3.02 shall not apply: (x) to a Contributing Investor who is an Eligible Recipient if such Contributing Investor who is an Eligible Recipient reasonably determines that it can Transfer Registrable Shares held by it without restriction pursuant to Rule 144 without giving effect to the coordination obligations in this Section 3.02 with respect to such Transfer (a “Rule 144 Exempt Contributing Investor”), and (y) to any distribution of Registrable Shares held by a Demand Holder to any direct or indirect limited partner of such Demand Holder in an in-kind, pro rata distribution of such Registrable Shares to such limited partners.

SECTION 3.03. Notice of Acquisitions. Following the Form S-1 Effective Time, upon any acquisition of beneficial ownership of Common Shares (whether by purchase or otherwise, in accordance with the meaning set forth Section 13(d) of the 1934 Act and the rules promulgated thereunder) (a “Covered Acquisition”) by any Demand Holder or Contributing Investor (excluding for purposes of this Section 3.03 the Rule 144 Exempt Contributing Investors), such Demand Holder or, with respect to any such Contributing Investor, the Company, shall use commercially reasonable efforts to provide written notice of such Covered Acquisition (via electronic mail in accordance with Section 4.02 of this Agreement) to the other Demand Holders or the Company, as applicable, by 5:00 p.m., Eastern Time on the trade date of the Covered Acquisition, and in no event later than 48 hours after such Covered Acquisition. Each such notice shall specify (a) the trade date of the Covered Acquisition and (b) the aggregate number of Common Shares acquired in connection with the Covered Acquisition.

ARTICLE IV.

MISCELLANEOUS

SECTION 4.01. Aggregation of Common Shares. All Common Shares held by a Holder and its Affiliates shall be aggregated together for all purposes in this Agreement.

SECTION 4.02. Notices. All notices, consents, requests and other communications to any party under this Agreement shall be in writing via email, facsimile or similar electronic transmission and shall be given to such party at its email or facsimile number set forth on the signature pages of this Agreement or in the relevant Joinder Agreement or such other address or facsimile number as such party may hereafter specify in writing to the Secretary of the Company for the purpose by notice to the party sending such communication. Each such notice, request or other communication shall be effective when such message is transmitted to the number or electronic address specified on the signature pages to this Agreement or any Joinder Agreement.

SECTION 4.03. Binding Effect; Benefits; Entire Agreement. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement. This Agreement constitutes the entire agreement and understanding, and supersedes all prior agreements and understandings, both oral and written, between the parties to this Agreement relating to the subject matter of this Agreement.

SECTION 4.04. Amendment. This Agreement may be amended, restated, modified or waived in any respect solely by a written instrument executed by LGP and the Company. Notwithstanding the foregoing: (a) this Agreement may be amended, restated or modified without consent of the Holders solely to allow for the addition of new Holders who execute a Joinder Agreement and the granting to such new Holders rights under this Agreement and any additional rights after the date of this Agreement (i) do not adversely affect, (ii) are not superior to and (iii) are not inconsistent with the existing rights and priorities of the Holders (other than by virtue of adding a Person with additional similar rights and Common Shares); (b) except as set forth in clause (a) above, no provision of this Agreement may be amended, restated or modified in a manner that disproportionally and adversely affects (x) any particular Holder as compared to the other Holders or (y) any group of Holders as compared to another group of Holders without the written consent of such Holder or holders of a majority of Registrable Shares held by such group of Holders, as the case may be; (c) no amendment, restatement, modification or waiver of Section 2.02(b)(ii) shall be effective without the consent of Arsenal; (d) no amendment, restatement, modification or waiver of Section 2.02(b)(iii) shall be effective without the consent of Novo; and (e) no amendment, restatement, modification or waiver of Section 2.02(b)(iv) shall be effective without the consent of GIC.

SECTION 4.05. Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising under this Agreement or by reason of this Agreement shall be assignable by either the Company or any Holder except as otherwise expressly stated in this Agreement or with the prior written consent of each other party. All of the rights offered a Holder under this Agreement who executes a Joinder Agreement are automatically assigned to a Transferee, except for the rights set forth in Section 2.02. The rights set forth in Section 2.02 are assignable to a Transferee who executes a Joinder Agreement to the extent provided in the Joinder Agreement.

SECTION 4.06. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, and the parties irrevocably submit to (and waive immunity from) the jurisdiction of the federal and state courts located in the County of New York in the State of New York.

SECTION 4.07. Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court (this being in addition to any other remedy to which they are entitled at law or in equity), and each party to this Agreement agrees to waive in any action for such enforcement the defense that a remedy at law would be adequate. The Company shall reimburse such Holder for the reasonable costs of and expenses for counsel for such Holder incurred in connection with any such proceeding if such Holder is the prevailing party in any such proceeding.

SECTION 4.08. Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of the Agreement will not be affected and will remain in full force and effect.

SECTION 4.09. Additional Securities Subject to Agreement. Each Holder agrees that any other Common Shares of the Company which it hereafter acquires by means of a stock split, stock dividend, distribution, exercise of options or warrants or otherwise (other than pursuant to a public offering) whether by merger, consolidation or otherwise (including shares of a surviving corporation into which the Common Shares of the Company are exchanged in such transaction) will be subject to the provisions of this Agreement to the same extent as if held on the date of this Agreement, including for purposes of constituting Registrable Shares under this Agreement.

SECTION 4.10. Termination. This Agreement shall terminate automatically (without any action by any party to this Agreement) as to each Holder when such Holder (together with its Affiliates) ceases to hold any Registrable Shares. Notwithstanding the foregoing, Sections 2.06 and 2.07 and this Article IV shall survive any such termination.

SECTION 4.11. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 4.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile, Portable Document Format (PDF) or other reproduction of this Agreement may be executed by one or more parties to this Agreement by way of electronic signature, and an executed copy of this Agreement may be delivered by one or more parties to this Agreement by facsimile, PDF or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, such execution and delivery shall be considered valid, binding and effective for all purposes, and the parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record. At the request of any party to this Agreement, all parties to this Agreement agree to execute an original of this Agreement as well as any facsimile, PDF or other reproduction of this Agreement.

SECTION 4.13. Effect. Notwithstanding anything to the contrary herein, this Agreement shall become effective immediately prior to the effectiveness of the Company’s registration statement on Form S-1 relating to the Initial Public Offering (the “Form S-1 Effective Time”); provided, however, that to the extent the Initial Public Offering is not consummated, this Agreement shall be null and void ab initio and the Original RRCA shall continue to govern in all respects.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

The Company:

WCG CLINICAL, INC.

By:
Name:
Title:

Notices:

212 Carnegie Center, Suite 301
Princeton, NJ 08540
(609) 945-0101
Attention: Laurie L. Jackson
Barbara J. Shander
Phone: (609) 945-0101

with a copy to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention: Howard Sobel, Esq.
John Giouroukakis, Esq.
Benjamin J. Cohen, Esq.
Alison A. Haggerty, Esq.
Facsimile: (212) 751-4864

[Signature Page to A&R Registration Rights and Coordination Agreement]

LGP:

GREEN EQUITY INVESTORS VII, L.P.

By: GEI Capital VII, LLC, its general partner

By:
Name: Peter Zippelius
Title: Senior Vice President

GREEN EQUITY INVESTORS SIDE VII, L.P.

By: GEI Capital VII, LLC, its general partner

By:
Name: Peter Zippelius
Title: Senior Vice President

LGP ASSOCIATES VII-A LLC

By: Peridot Coinvest Manager LLC, its manager

By:
Name: Peter Zippelius
Title: Senior Vice President

LGP ASSOCIATES VII-B LLC

By: Peridot Coinvest Manager LLC, its manager

By:
Name: Peter Zippelius
Title: Senior Vice President

Notices:

c/o Leonard Green & Partners, L.P. 11111 Santa Monica Boulevard, Suite 2000
Los Angeles, California 90025
Attention: Peter Zippelius;
David Kass
Facsimile: (310) 954-0404

[Signature Page to A&R Registration Rights and Coordination Agreement]

with a copy to:

Latham & Watkins LLP 885 Third Avenue
New York, New York 10022
Attention: Howard Sobel, Esq.
John Giouroukakis, Esq.
Facsimile: (212) 751-4864

[Signature Page to A&R Registration Rights and Coordination Agreement]

Minority Investors:

DEIN INVESTMENT PTE. LTD.

By:
Name:
Title:

Notices:

c/o GIC Private Equity
280 Park Avenue, 9th Floor
New York, NY 10017
Attention: Alex Moskowitz; Igor Baskin
Email: alexmoskowitz@gic.com.sg; igorbaskin@gic.com.sg

with a copy to:

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
Attn: Mark E. Thierfelder, Esq.;
Jonathan Kim, Esq.
Email: mark.thierfelder@dechert.com;
jonathan.kim@dechert.com

[Signature Page to A&R Registration Rights and Coordination Agreement]

ARSENAL CAPITAL PARTNERS IV, LP

By:	Arsenal Capital Investment IV LP, its general partner

By:	Arsenal Capital Group LLC, its general partner

By:
Name:
Title:

ARSENAL CAPITAL PARTNERS IV-B, LP

By:	Arsenal Capital Investment IV LP, its general partner

By:	Arsenal Capital Group LLC, its general partner

By:
Name:
Title:

ARSENAL CAPITAL PARTNERS V, LP

By:	Arsenal Capital Investment V
LP, its general partner

By: Arsenal Capital Group LLC, its general partner

By:
Name:
Title:

ARSENAL CAPITAL PARTNERS V-B, LP

By:	Arsenal Capital Investment V LP, its general partner

By:	Arsenal Capital Group LLC, its general partner

By:
Name:
Title:

[Signature Page to A&R Registration Rights and Coordination Agreement]

ACP WCG CO-INVEST 1-2020 LLC

By: Arsenal Capital Investment WCG 2020 LLC, its manager

By:
Name:
Title:

ACP WCG CO-INVEST 2-2020 LP

By: Arsenal Capital Investment WCG 2020 LLC, its general partner

By:
Name:
Title:

ACP WCG CO-INVEST 3-2020 LP

By: Arsenal Capital Investment WCG 2020 LLC, its general partner

By:
Name:
Title:

ACP WCG CO-INVEST 4-2020 LP

By: Arsenal Capital Investment WCG 2020 LLC, its general partner

By:
Name:
Title:

[Signature Page to A&R Registration Rights and Coordination Agreement]

Notices:

Arsenal Capital Partners
100 Park Avenue
31st Floor
New York, NY 10017
Attention:	Stephen McLean
Eugene Gorbach
Email:	smclean@arsenalcapital.com
ggorbach@arsenalcapital.com

with a copy to:

Kirland & Ellis LLP
300 N LaSalle
Chicago, IL 60654
Attention:	Ted M. Frankel, P.C.
Email:	tfrankel@kirkland.com

[Signature Page to A&R Registration Rights and Coordination Agreement]

NOVO HOLDINGS A/S

By:
Name:
Title:

Notices:

Novo Holdings A/S
Tuborg Havnevej 19
DK 2900 Hellerup, Denmark
Attention:	Henrik Kjær Hansen
Søren Justesen
Helen Gaffney
Email:	hkh@novo.dk
sju@novo.dk
HGA@novo.dk

with a copy to:

Kromann Reumert
Sundkrogsgade 5
DK-2100 Copenhagen Ø, Denmark
Attention: Christian Lundgren
Email: cl@kromannreumert.com

[Signature Page to A&R Registration Rights and Coordination Agreement]

SCHEDULE 1

CONTRIBUTING INVESTORS

1.	Norman Goldfarb

2.	Donald Deieso

3.	James Rothman

4.	Stephen McLean, Jr

5.	ePharmaSolutions Inc. (Lance Converse)

6.	Jeremy Katz

7.	Nicholas Slack

8.	Jeffrey Litwin

9.	Ken Getz

10.	John Katen

11.	Christina Armstrong

12.	Emmanuel Olart

13.	Alan Lefkowitz

14.	Laurie Jackson

15.	David Forster

16.	Kristi Wood

17.	Dawn Flitcraft

18.	Jill Johnston

19.	Stuart Horowitz

20.	Lindsay McNair

21.	Mark Summers

22.	Marco Capasso

23.	Meghan Weiss

24.	Nan Hayworth

25.	Christopher Dorf

26.	Sofija Jovic

27.	Jonathan Zung

28.	David Kettinger

29.	Suzanne Caruso

30.	Alison O’Neill

31.	Dawn Pope

32.	Patricia Whited

33.	Jeffrey Cooper

34.	Cynthia Carter

35.	Mark Opler

36.	Craig Sowell

37.	April Mulroney

38.	Ian Neilson

39.	Christopher English

40.	Timothy Schuckman

41.	John LaSelva

42.	William Castell

43.	James Bannon

44.	Andrew Olmsted

45.	Steven Beales

46.	Tamara Bowles

47.	David Borasky Jr.

48.	Gerald Hanson

49.	Matthew Morris

50.	Elizabeth Hoyle

51.	Victoria England

52.	Megan Aiken

53.	Linda Martin

54.	Jonathan Seltzer

55.	Melissa Havens

56.	Angela Pitwood

57.	Joseph O’Rourke

58.	Steven Herne

59.	David Steffenson

60.	Jonathan Suarez

61.	Christopher Randolph

62.	Charles Eibeler

63.	Brian Mundy

64.	Lauren Wollman

65.	Monika Roberts

66.	Christopher Martin

67.	Anita McCaslin

68.	Lisa La Luna

69.	Colleen LoConte

70.	Karen Paritee

71.	Mark Bogas

72.	Ping Kao

73.	Randy Czaniecki

74.	Natan Paz

75.	Robert McGrath

76.	Cerdi Beltre

77.	Lauren Stark

78.	George Brenner

79.	Ronald Thornton

EXHIBIT A

REGISTRATION RIGHTS

FORM OF JOINDER AGREEMENT

This JOINDER (“Joinder”) dated [________] is executed by [________] (the “Transferee”) and by [________] (the “Transferor”) pursuant to the terms of the Amended and Restated Registration Rights and Coordination Agreement (the “Registration Rights Agreement”) dated as of [___], 2021, by and among WCG Clinical, Inc., a Delaware corporation, Green Equity Investors VII, L.P., a Delaware limited partnership, Green Equity Investors Side VII, L.P., a Delaware limited partnership, LGP Associates VII-A LLC, a Delaware limited liability company, LGP Associates VII-B LLC, a Delaware limited liability company, Arsenal Capital Partners IV LP, a Delaware limited partnership, Arsenal Capital Partners IV-B LP, a Delaware limited partnership, Arsenal Capital Partners V LP, a Delaware limited partnership, and Arsenal Capital Partners V-B LP, a Delaware limited partnership, ACP WCG Co-Invest 1-2020 LLC, a Delaware limited liability company, ACP WCG Co-Invest 2-2020 LP, a Delaware limited partnership, ACP WCG Co-Invest 3-2020 LP, a Delaware limited partnership, ACP WCG Co-Invest 4-2020 LP, a Delaware limited partnership, Novo Holdings A/S, a Danish private limited company, Dein Investment Pte. Ltd., a Singapore private limited company, and the parties listed on Schedule 1 of the Registration Rights Agreement as Contributing Investors. Capitalized terms used but not otherwise defined in this Joinder have the meanings set forth in the Registration Rights Agreement.

1.

Acknowledgment. Transferee and Transferor each acknowledge that Transferee is acquiring Common Shares of the Company from Transferor, upon the terms and subject to the conditions of the Registration Rights Agreement.

2.	Assignment. Transferor assigns its rights under the Registration Rights Agreement as follows:

•

Transferor assigns all rights under the Registration Rights Agreement to Transferee. Transferor confirms that it is not a Demand Holder pursuant to Section 2.02 of the Registration Rights Agreement and Transferee confirms that it will not acquire any of the rights offered to a Demand Holder pursuant to Section 2.02 of the Registration Rights Agreement (“Demand Holder Rights”).

•

Transferor assigns all rights under the Registration Rights Agreement to Transferee, including all Demand Holder Rights of Transferor. Transferor and Transferee each confirm that Transferee is a Permitted Transferee and that Transferor and Transferee have each provided notice of this assignment to the Company pursuant to Section 2.02(e) of the Registration Rights Agreement.

3.	Agreement. Transferee agrees that it shall be fully bound by and subject to the terms of the Registration Rights Agreement and the terms of this Joinder.

4.	Notice. Any notice required or permitted by the Registration Rights Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

[SIGNATURE PAGE FOLLOWS]

TRANSFEROR

[________________________________]

By:
Title:

TRANSFEREE

[________________________________]

By:
Title:

Address for Notices: